                                                                    Exhibit 99.1

                            Joint Filer Information

Name of Joint Filer:                        Applied Ventures, LLC

Address of Joint Filer:                     3050 Bowers Ave.
                                            Santa Clara, CA  95054

Relationship of Joint Filer to Issuer:      10% Owner

Issuer Name and Ticker or Trading Symbol:   Adesto Technologies Corporation
                                            [IOTS]

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):            10/30/2015

Designated Filer:                           Applied Materials, Inc.

Signature:

APPLIED VENTURES, LLC

/s/ Hann-Ching Chao
----------------------------------------------------
Name:    Hann-Ching Chao
Title:   General Manager, Investment Director

November 3, 2015
Date